MASTER LICENSE AGREEMENT

This Agreement ("Agreement") is made by and between American Restaurant Concepts, Inc. referred to in this Agreement as "Company" "we", "us", or "our" and DWG Partners referred to in this Agreement as "you", "your" or Master Licensee.

RECITALS

A. Company is a Florida Corporation, which has developed and established a uniform and unique method of operation of quick serve business and premises under the name "Dick's Wings & Grill" requiring uniformity in the preparation of Company's recipes in conformity with the preparation procedures, processes, techniques, design, image and technical knowledge in the preparation of food and business methods. Company is the owner of certain trademarks, service marks, trade names, logos, slogans and service names ("Marks") and has developed operating procedures as published in Company's standard Operations Manual ("Manual"), including; distinctive interior arrangements and decorating, as well as unique interior design of Restaurants, advertising methods, and accounting systems. Company is in the business of granting franchise rights to its system ("Franchise") to third parties ("Franchisees") pursuant to franchise agreements ("Franchise Agreements"), which allow those Franchisees to sell Company's products to the public through Restaurants ("Restaurants") in specific territories.

B. You desire to acquire the right to license Franchisees within a defined area, referred to as "Master License Area".

C. The restrictions and controls on franchise operations, as established in this Agreement and in the Manual, are intended solely to protect Company's rights to its trademarks and to discharge Company's obligation to other franchisees to maintain a high level of quality of trademark products.

Acknowledging the above Recitals, the parties further agree as follows:

Section 1
LICENSE & TRADEMARK

Company licenses and grants you the right to use the Marks to solicit and service franchisees in the Master License Area, on behalf of Company, in accordance with procedures set forth by Company.

You recognize the great value of the goodwill associated with the Marks and acknowledge that the Marks and all rights and goodwill relating to the Marks belong exclusively to Company. You hereby agree that every use of the Marks shall inure to the benefit of Company within the Master License Area and that you shall not acquire any rights in the Marks. You agree that you will not, while this Agreement is in effect or thereafter, claim title or any rights to the Marks, attack the validity of the name, or do anything that would jeopardize or diminish Company's rights to or the value of the Marks.

Company agrees to use "Reasonable Business Judgment" in the exercise of its rights, obligations and discretion under this Agreement. "Reasonable Business Judgment" means that Company's determination shall prevail even in cases where other alternatives are also reasonable so long as Company is intending to benefit or is acting in a way that could benefit the Company

System by enhancing the value of the Marks , increasing customer satisfaction, or minimizing possible customer brand or location confusion. Company shall not be required to consider your particular economic or other circumstances when exercising its Reasonable Business Judgment. At no time are you or any third party (including, but not limited to any third party acting as a trier of fact) entitled to substitute your or its judgment for a judgment which has been made by or on behalf of Company and that meets the definition of Reasonable Business Judgment in recognition of the fact that the long-term goals of a franchised system, and the long-term interests of both Company and all franchisees taken together, require that Company have the latitude to exercise Reasonable Business Judgment.

You shall promptly notify Company of any infringement of any of its Marks, and Company shall have the sole right and duty to decide upon and take action to stop the infringement with your cooperation and assistance. If any attack is made on the Marks or trademarks of a sub-franchisee, you shall promptly notify Company and protect your and our joint right to use the trademarks, service marks, trade Marks, logotypes or other commercial symbols.

Section 2
MASTER LICENSE AREA

Company covenants that you are entitled to solicit and service franchisees, on behalf of Company, to operate Restaurants within the Master License Area that is defined as:

> A non-exclusive right to solicit and service franchisees on behalf of Company in all of the United States and,
> So long as you are in good standings under this Agreement, you have the exclusive right to solicit and service franchisees on behalf of the Company in the state of Florida (collectively "Master License Area").

Nothing in this Agreement shall limit Company's right to open and operate Restaurants either inside or outside the Master License Area. Nothing in the Agreement shall grant you the right or limit Company's right to sell on the internet, in grocery stores, convenience stores and other non-restaurant channels of distribution.

Section 3
MASTER LICENSE FEE AND TERM

In consideration of the granting of the License by Company to you, you agree to pay to Company a master license fee in the sum of Four Hundred Thousand Dollars and No Cents ($400,000.00) ("Master License Fee").

The term of this Agreement and the period within which you shall have the rights and privileges of a Licensee hereby granted to you shall commence as of the date of this Agreement and shall terminate ten (10) years thereafter.

You may request that Company renew this Agreement, for an additional ten year term and without an additional Master License Fee, upon written notice to Company no later than three (3) months prior to the expiration of the then current term. Company and you shall negotiate a new development schedule in good faith during the last three months of the term. The maximum term under any renewal Development Schedule shall be a ten (10) year period.

Section 4
LEGAL DOCUMENTS

Company is responsible to prepare and provide a current Franchise Disclosure Document ("The FDD"), a current Franchise Agreement ("Franchise Agreement") and a current Area Development Agreement ("Area Development Agreement"). Master Licensee shall fully cooperate with the preparation of these documents. Under no circumstances shall Company be liable for any acts or omissions in connection with your disclosure, registration, advertising or notice obligations under all applicable laws. You agree to obtain Errors and Omissions insurance in an amount acceptable to Company and list Company as an Additional Insured as set forth below.

Company is not registered in any of the 13 registration states and Master Licensee agrees to refrain from soliciting franchisees in the following states unless Company is properly registered therein: Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin. Licensee shall be responsible for the fees associated with registering in these states.

Section 5
DEVELOPMENT SCHEDULE AND COMPENSATION

You agree to diligently develop the business and market and promote the Company Marks throughout the Master License Area and to exercise your best efforts to develop franchises within the Master License Area. You shall use best efforts and personally be responsible for monitoring management of each franchise restaurant within the Master License Area on a regular basis, and must carefully monitor and be responsible for the performance of any designated manager of each franchise.

The parties agree to the Development Schedule which shall correspond to calendar years as set forth below for the exclusive territory of Florida:

Year	Minimum Store Openings in Florida Required By Year End	Minimum Cumulative Stores in Florida Open At Year End
2009	3	3
2010	5	8
2011	5	13
2012	5	18
2013	5	23
2014	5	28
2015	5	33
2016	5	38
2017	5	43
2018	5	48
2019	5	53
2020	5	58

A restaurant shall be deemed to have opened once it has begun actual retail sales to the public from a facility that is fully constructed and completely furnished and has been given the requisite

Certification of Completion. Any closed restaurant shall not count toward the year end totals. *Failure to open Restaurants in accordance with this schedule shall cause you to lose the exclusive right in Florida.*

The Development Schedule is a minimum and nothing contained herein shall limit the maximum number of restaurants under this Master License Agreement.

Compensation. So long as you abide by the terms of this Agreement, you shall be entitled to Compensation as set forth below. It is our agreement that the Compensation shall fully compensate you and that you are not entitled to the reimbursement of expenses and costs in the implementation of the obligations under this Agreement and no further expenses or costs shall be paid to you.

Initial Franchise Fee: you shall be entitled to hundred (100%) percent of the Initial Franchise Fee for each sale made by you. You shall not be entitled to any Initial Franchise Fee for any sale not made by you. Franchisee shall pay Company the Initial Franchise Fee and Company shall pay you within 30 days of its receipt.

Royalty: So long as you provide the service obligations pursuant to the franchise agreement on behalf of the Company, you shall be entitled to receive a percentage of the Royalties paid by the franchisee to whom you provide the support. You shall receive the Royalty payments so long as you remain in good standing under this Agreement or until the assumption of the service obligations by Company or upon your breach of this Agreement. You will not receive a royalty on any Company restaurant, including Company Affiliates, or any franchisees in which you do not provide support.

Master Licensee shall collect the Royalties. You agree that Company has the right to require you and your franchisees to establish sweep, draft or other similar type of accounts in which Company may automatically access weekly for any Royalty Fee payment due Company. You hereby agree to exercise reasonable and best efforts to collect Royalty Fees from your Franchisees through all legally available procedures at your own cost and expense, looking to each Franchisee for recovery of the fees and costs of collection. All amounts collected shall first be applied toward payment of delinquent Royalty Fees to Company and you shall be allowed to reimburse your costs and fees only after Company has received its share of such Royalty Fees in full. Company shall have the right but not the obligation to proceed directly against any Franchisee for the collection of Royalty Fees and reimburse its fees and costs before any payment back to you.

The royalty split shall be:

1. Existing Restaurants as of the date of the Agreement:
   Master Franchisee: Sixty (60%) percent
   Company: Forty (40%) percent

2. Subsequent Restaurant opened after the date of the Agreement:
   Master Franchisee: Eighty (80%) percent
   Company; Twenty (20%) percent.

Section 6
FRANCHISE SALES AND TRAINING

You shall be responsible for the solicitation of new Franchisees in your Master License Area. Each new Franchisee shall require prior Company approval. You agree to abide by the Company standards set forth for the solicitation and sale of franchises. Company shall have sole responsibility in approving all Franchisees.

Each Franchisee shall be required to enter into Company's Franchise Agreement for each Restaurant in the current form utilized by Company. The Franchise Agreement shall be between Company and Franchisee.

Each Franchisee shall be charged an initial franchise fee ("Franchise Fee"). The Franchise Fee shall be in the amount determined by Company. The Franchise Fee may, at our discretion, be retained by Company in escrow until the Restaurant is opened if required law.

You are required to train new Franchisees prior to the opening of Restaurants in the Master License Area. Training shall be in accordance to the then-current Company standards. Company shall have final approval of certification for each trainee.

Each Franchisee shall be required to pay an ongoing weekly Royalty under the terms of the Franchise Agreement. You agree that Company has the right to require you and your Franchisees to establish sweep, draft or other similar type of accounts which Company may automatically access for any Royalty Fee payment due Company. You hereby agree to exercise reasonable and best efforts to collect Royalty Fees from your Franchisees through all legally available procedures at your own cost and expense, looking to each Franchisee for recovery of the fees and costs of collection. All amounts collected shall first be applied toward payment of delinquent Royalty Fees to Company and you shall be allowed to reimburse your costs and fees only after Company has received its share of such Royalty Fees in full. Company shall have the right but not the obligation to proceed directly against any Franchisee for the collection of Royalty Fees and reimburse its fees and costs before any payment back to you.

You shall have the ongoing right to collect your portion of the Royalty as long as you continue to provide ongoing support and service to franchisees in your territory pursuant to Section 7 of this Agreement. This paragraph shall survive the termination, expiration or cancellation of this Agreement.

Section 7
ONGOING OBLIGATIONS

It is your duty to bear the primary responsibility of ascertaining and enforcing all terms and provisions of the Franchise Agreements and of the specifications set forth in the Manual with each Franchisee within the Master License Area. The failure of any Franchisee to adhere to such standards shall give Company the right to notify the Franchisee and you of the breach of standards of operation, and upon failure of the Franchisee to correct the breach within the time allotted under their Franchise Agreement and after any required written notice thereof, Company may terminate the Franchise of a Franchisee by written notice to you and the Franchisee, subject to the limitations set forth in this Agreement. Upon request from Company, you shall pursue legal action to compel specific enforcement of the terms of any Franchise Agreement in your Master License Area.

You agree that you will diligently enforce all the terms and conditions in the Franchise Agreements of your Franchisees in your Master License Area. Upon notice by Company of any non-compliance by one of your Franchisees, you agree immediately to begin corrective procedures to cure the defect. Your ongoing obligations include, but are not limited to:

I: Construction and Equipping Of All Restaurants in Master License Area

All building plans and specifications used for the construction or remodeling of Restaurants must be approved in advance by Company, and comply with plans and specifications set forth by Company. You or your Franchisees through you shall provide Company a copy of the proposed lease agreement at your or their expense prior to start of construction. Any additional work and costs authorized by you and incurred by any other party, in addition to the design drawings, will be paid by you or your Franchisees.

II: Best Efforts

You agree to diligently develop the business and market and promote the Company Marks throughout the Master License Area and to exercise your best efforts to develop franchises within the Master License Area. You shall use best efforts and personally be responsible for monitoring management of each franchise Restaurant within the Master License Area on a regular basis, and you must carefully monitor and be responsible for the performance of any designated manager of each franchise.

III: Training and Ongoing Supervision and Assistance

You are obligated to provide training for the benefit of the management personnel of each Franchisee. You are required to have a Company trained operations person on staff at all times to act in a supervisory and consulting capacity to each of the Franchisees under your license.

IV: Maintenance and Enforcement of Standards

You agree to carry out and put into effect the uniform standards of quality, appearance, cleanliness, service, and promotion established from time to time by Company. You acknowledge that these standards and the requirements of this Agreement are necessary, reasonable, and desirable in order to preserve and enhance the identity, reputation, and goodwill built by the Company system and the value of the franchise. Those standards include at least maintaining the standards of food and beverages; the standards of service in connection with the preparation and sale of food and beverages; the standards of quality and uniformity of furnishings and equipment used upon premises; the standards established by the Manual as to recipes, techniques, and technical information in preparation and sale of food; the quality, type, and content of advertising and publicity; standards of marketing; the appearance and dress of personnel; and, the appearance of each Company Restaurant, all in accordance with the standards provided by Company.

Because complete and detailed uniformity under many varying circumstances may not be possible or practical, Company specifically reserves the right and privilege, in its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary standards among your Franchisees based upon the peculiarities of a particular site or circumstance, density of population, business potential, population of trading area, existing business practices, local customs, or any other condition which Company deems to be of importance to the successful operation of each Franchisee's business. You acknowledge that

because of various factors, there may be such variations from standard specifications and practices granted to any Franchisee and you shall not be entitled to require Company to grant you or any of your Franchisees a like or similar variation.

V: Right of Inspection

Company and you shall have the right to have supervisory personnel enter upon the premises of any Franchisees at any reasonable time for the purpose of any of the following: (a) examining the quality of food, methods, and techniques of producing same; and, (b) making an examination of the furnishings, equipment, accounting procedures, and operational methods for the purpose of determining whether the business is conducted in accordance with required standards and the terms of this or the applicable Franchise Agreement, the Manual, and all applicable laws of governmental entities whose ordinances and regulations of governmental authorities pertain to the operation of restaurants in the Master License Area. You agree to render such assistance as may reasonably be requested and to take such steps as may be necessary immediately to correct any deficiencies detected during such an inspection upon the request of Company or its agents.

In order to ensure compliance with this Agreement and to enable Company to carry out its obligation under this Agreement, you agree that Company and its designated agents shall be permitted, with or without notice, full and complete access during business hours to inspect your operation and all records thereof including, but not limited to, records relating to your customers, suppliers, employees and agents. You shall cooperate fully with Company and its designated agents requesting such access.

VI: The Standard Operating Procedure Manual

Company shall loan you a copy of the Manual and shall loan a Manual to each Franchisee for exclusive use in operating a Franchise Restaurant. Company shall own each Manual subject to the right in you or your Franchisees to use said Manual, forms and documents within the Master License Area. Company reserves the right to make amendments to the Manual in order to make such changes and supplements as may be justified from time to time by circumstances and in the light of experience of Company, you, and other Franchisees. You shall, at all times, insure that your copy and the copy of each Franchisee of the Manual is kept current and up to date by including all updates under their proper headings and removing all amended pages. In the event of any dispute as to the contents thereof, the terms and dates of the master copy thereof maintained by Company at its principal place of business shall be controlling.

The Manual which contains trade secrets and confidential information, will remain the property of Company, and shall be returned to Company upon termination of this Agreement. You hereby covenant not to reveal the contents of the Manual to unauthorized persons and shall exact that same covenant from each Franchisee. You will obtain commitments in writing from your own employees and the employees of each Franchisee, who by virtue of such employment, may obtain information concerning the confidential information mentioned herein, and shall bind such employees not to disclose such confidential information except as shall be authorized by the terms of the commitment or a particular Franchise Agreement. Copies of such commitments shall be immediately furnished to Company at its request.

VII: Products to Be Sold

Because the goodwill inherent in Company's trademark system depends on the consumer's identification of the trademark with a quality product, and because all products sold at each Restaurant tend to be identified by the consumers as Company's trademark products, neither you nor your Franchisees shall be authorized by Company to prepare or sell any products within a Restaurant other than Company's product line without the specific written permission of Company.

VIII: Purchase of Special and Non-Special Formula Food Supplies

You and your Franchisees shall only use designated products, suppliers and distributors. Neither you nor your Franchisees shall attempt to obtain special formula food supplies from any other source other than those designated by Company, and shall not tamper with or adulterate those supplies received as special formula items. You and your Franchisees shall maintain, in all confidence, recipes, food preparation and other proprietary information obtained from Company.

IX: Accounting Procedures

Except as modified in this Agreement, you and your Franchisees shall utilize the accounting procedures as are required by Company. You are required to conform to the format for reporting monthly profit or loss as mandated by Company or as in this Agreement and each Franchise Agreement. You are also required to ensure that your Franchisees comply with the required Accounting Procedures.

Company shall have the right to make an audit of each annual and/or monthly statement furnished by you, and you shall make available to Company all records necessary to make such an audit. All such audits shall be made at the sole cost and expense of Company and in the event that the audit evidences an error in reporting of 3% or more of the Gross Revenue or other improper items reported by you for the audit period, all such costs of the audit shall be assessed against and paid by you. In the event that the audit evidences an error in reporting of 3% or more of your Gross Revenue, you shall be responsible to pay all under-reported royalties, plus the cost of audit, expenses and fees associated with the audit, plus interest at a rate of 10% per annum. In the event that the audit evidences an error in reporting in excess of 5% of the Gross Revenue, you will be deemed to be in substantial breach of this Agreement and may be terminated, in the discretion of Company, upon 30 days written notice.

By your signature on this Agreement, you hereby certify that all reports provided to Company by you or your agents throughout the duration of this Agreement shall be true and accurate reflections of the information they represent.

X: Advertising

You shall have the responsibility of ensuring that your Franchisees abide by all Advertising requirements set forth by the Company pursuant to the Franchise Agreement, Manual and then current Company specifications. You shall also ensure that your Franchisees receive pre-approval of any Franchisee developed advertising or marketing materials.

You agree to assist Franchisees in promoting the use of the products and services of the Franchise Restaurant. In this regard, you shall establish an advertising program for your Franchisees. You shall establish guidelines (subject to Company's approval) binding upon your

Franchisees in the advertising and sale of products bearing any of Company's trademarks consistent with the then-current franchise agreements.

You may use the Advertising Funds for a broad range of marketing, public relations and advertising purposes designed to improve the image, public awareness, and attract customers to all as well as specific Company Restaurants opened within the Master License Area. Money from the Advertising Fund shall be retained in one or more separate Trust Accounts and used exclusively for the purposes designated herein or as otherwise agreed among Franchisees. By way of example but without limitation, both the Advertising Funds shall be used to provide point of purchase materials for use within each Restaurant on an ongoing basis, benefiting from the cost savings of centralized design, artwork, and printing items such as mass produced posters, T-Shirts and other clothing items, table tents, mobiles, lapel pins, etc. In addition, the Advertising Funds may be used to produce radio and/or television commercials, camera ready ad slicks for newspapers and/or magazines on a system-wide basis, all of which may be adapted to include local identification and details. Further, funds may be allocated back to local Franchisees to aid them in purchasing television and/or radio time as well as newspaper and/or magazine space.

Reports shall be made to each Franchisee by you of all fees collected in the Advertising Fund and regional accounts and an accounting thereof shall be made to each Franchisee by issuing reports at least on an annual basis or at such more frequent intervals as shall be reasonable under the circumstances.

XI: Insurance

You shall procure, maintain and provide evidence of insurance coverage in the amount and types that are deemed necessary by Company for the Master License business operations, including but not limited to Errors and Omissions Insurance. All of the required policies of insurance shall name Company as an additional named insured and shall provide for a 30-day advance written notice to Company of cancellation.

If you, for any reason, fail to obtain and maintain the insurance coverage or provide the policies required by this Section, Company will have the right and authority to immediately obtain such insurance coverage and to charge the cost thereof plus a ten percent (10%) processing fee to you, which charges will be paid immediately upon notice and will be subject to charges for late payments in the manner set forth for other payments or fees required in this Agreement. You agree to cure such failure immediately following notice by Company. Any failure by you to obtain or maintain insurance, comply with this Section, or to pay Company such charges will be a material default under this Agreement.

Section 8
INDEMNITY OF COMPANY

You shall indemnify and hold harmless the Company and its officers, directors, employees, agents and representatives from all fines, suits, proceedings, claims, demands or actions ("Claims") of any kind or nature, including reasonable lawyers' fees of Company's designated attorneys, from any third party whomsoever, arising or growing out of, or otherwise connected with your operation of the Master License business, or the Franchise Agreements or Area Franchise Agreements as may now or hereafter be executed with Franchisees or Area Operators in the Master License Area, except and unless any such Claim arises out of the authorized use of, or defense or protection of, the Marks in the Master License Area. If the Company seeks indemnification under this Agreement, it shall give notice to you of any such

Claim. You shall thereafter assume the defense of the Claim with counsel satisfactory to the Company. Notwithstanding the foregoing, (i) the Company shall have the right to employ its own counsel in any such case, to defend such Claim, or to compromise or settle such Claim insofar as such compromise or settlement does not involve monetary damage or payment of money by you; (ii) the Company shall not have any obligation to give any notice of a Claim by a third party unless such Claim is in writing; and (iii) the rights of the Company to be indemnified herein shall not be deemed forfeited by any failure to give notice to the you. After receipt of the notice of a Claim, if you fail to assume the defense of the Company against such Claim, the Company shall have the right to undertake the defense and to compromise or settle such Claim on behalf of and for the account and risk of you, and at the your expense, payable to the Company upon written demand.

In the event that any suit or action is filed against you or any Franchisee relating in any way to the Franchise or the Restaurant, or against you and/or a Franchisee and Company jointly, you shall forthwith give written notice thereof to Company and shall concurrently therewith provide Company with copies of any and all pleadings, documents, correspondence, and any other papers or information pertaining to the suit or action.

It is further covenanted and agreed by you and you shall obtain the covenant from each Franchisee that you and each Franchisee shall hold Company free from and discharge all liabilities imposed upon Company for any liability in regards to Worker's Compensation or such national or local comparative laws as shall be required by applicable law.

You shall be responsible for all costs associated with this Master Franchise Agreement including but not limited to, all expenses associated with the operation of the Master Franchise business, costs for marketing, printing, office and wages, and all other costs and expenses whatsoever.

Section 9
RELATIONSHIP OF THE PARTIES

It is the intent of the parties hereto to create the relationship of independent contractors as between Company and you, and you shall not be deemed the agent, employee, or servant of Company. Except as to rights specifically granted you by Company in this Agreement, no party shall have the right to make any representation, either directly or indirectly, as acting as agent for the other party, or to make any representations that either party is the servant or employee of the other party, nor shall either party make any commitment nor incur any liabilities, one for the other, unless expressly set out and ratified in writing by both parties.

You shall require each Franchisee to include a notation on all menus and a prominent sign next to each cash register, containing the following: "This restaurant is an independent Dick's Wings & Grill Franchisee, and is owned and operated by (insert Franchisee's name). Franchisee is not an agent of American Restaurant Concepts, Inc. or Dick's Wings USA." Your and each Franchisee's own advertising and business cards shall also indicate such independent status.

Section 10
TERMINATION AND EFFECT THEREOF

Should you be in default in any manner or in breach of any of the terms or provisions in this Agreement, we shall have the right, but not the obligation, to terminate this Agreement. The following events shall constitute incurable breaches to this Agreement for which we have no

obligation to give you any prior notice. Termination shall be deemed to occur upon the date of any notice sent to you of such default, regardless of when it is received:

(1) An affirmative act of insolvency by you or the filing by you of a Petition under any bankruptcy, reorganization, insolvency, or moratorium law, or any law for the relief of, or relating to debtors;

(2) The filing of any Involuntary Petition under any bankruptcy statute against you, or the appointment of any receiver or trustee to take possession of your property, unless such a Petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days of the date of such filing or appointment;

(3) A final judgment or the unappealed decision of a regulatory officer or agency that results in temporary or permanent suspension of any permit or license, possession of which is requisite to the operation of your business under applicable law;

(4) Failure, for a period of 15 days after notification of non-compliance by appropriate authority, to comply with any law or regulation applicable to the operation of your business; or,

(5) Failure to either contest the written notice of correction of any condition or practice which does not amount to an incurable default under this Section, but is alleged to be in violation of this or any other Section of this Agreement or failure to make such correction within 30 days after the notice is given; including but not limited to:

(a) Your failure to promptly pay when due any and all federal, state and local taxes including without limitation unemployment and sales taxes, levied or assessed with respect to any services or products furnished, used or licensed pursuant to this Agreement and all accounts or other indebtedness of every kind incurred by you in the operation of your business;

(b) Failure to either contest the written notice of correction of any condition or practice which does not amount to a default under this Section, but is alleged to be in violation of this Agreement or failure to make such correction within 30 days after the notice is given;

(c) Failure to carry required insurance coverage; or,

(d) Default under any financing arrangement entered into for the benefit of your business; or,

(e) Failure to enforce the Franchise Agreements of your Franchisees in a satisfactory manner.

In addition to the rights granted to Company upon default by you, you having failed to remedy a curable default in accordance with the provisions of this Agreement, Company shall be empowered to exercise the rights provided for in this Agreement pertaining to an assignment or other transfer of the Master License, where specific provisions are made for an attempt by you to assign the Master License or make a sale upon the basis of a bona fide offer to purchase.

Upon termination for whatever reason, you shall return to Company all recipes, manuals, menus, brochures, files on your Franchisees, and other information delivered to you by or on behalf of Company and shall forthwith cease utilizing products, marketing materials and the Marks in any manner. You shall warrant to Company that no copies of the manuals or any portions of the manuals have been made and that, if copies have been made, all copies shall be returned to Company.

All trademark materials, designs, insignias, and trade dress shall not thereafter utilize other material relating to the Company system in any manner. All recognizable signs, colors, and other insignia identified with a Company Restaurant shall be removed from the premises or permanently covered within 10 days from the date of termination. If you breach this provision you will be obligated to pay Company $200.00 per day per violation for each day you are in default. In the event that you shall fail to terminate the use of any of the items mentioned above or to take down the signs or other recognizable colors or insignia, Company may, but is not obligated to, enter your premises after having given reasonable notice of not less that 24 hours, without being guilty of trespass or any other tort, and permanently cover or remove and retain the materials it removes. Any expense incurred by Company together with interest upon such expenses, shall become your obligation and shall be payable to Company upon demand. You agree that this Agreement shall constitute a lien upon all exterior sign facia bearing any Marks that are to be displayed on the exterior of your Restaurant and in the event of any termination or expiration of this Agreement, you agree to remove immediately such facia bearing any of the Marks from the Restaurant. Company shall be entitled to acquire all such sign facia not removed by you in a timely manner pursuant to this paragraph for the sum of Ten Dollars ($10.00).

You shall cease using all telephone numbers and listings used in connection with the franchise, and upon Company's request, transfer all such numbers and listings to Company, an approved transferee or any entity designated by Company, and promptly direct and authorize the telephone company to make such transfers or, if Company so directs, to disconnect the numbers completely.

In the event this Agreement is terminated, you may retain all of your rights in the franchise restaurants you personally own. However, with regard to all other Franchised Restaurants in the Master License Area, all of your rights shall revert to Company. Company shall be subrogated to all of the rights granted to you by reason of the Franchise Agreements entered into by and between you and the Franchisees other than those owned by you, and Company shall perform all of your duties and obligations, and shall have all other rights which would have accrued to you under the terms of the Franchise Agreements covering Franchised Restaurants. It shall be the further right of Company to receive and retain all Royalty Fees, Franchise Fees and Advertising Funds as specified in the Franchise Agreements. Company shall continue to receive from you, as a Franchisee, the same percentage of Gross Revenues as Royalty Fees and the same percentage of Gross Revenues as Advertising Fees as Company was receiving prior to the termination of this Agreement.

After termination, Company may file for an injunction against you if you are in default of the provisions of this Section. Company specifically reserves the right of Specific Performance against you in carrying out the rights and remedies reserved in the event of any breach or default as is set forth in this Section.

You shall not have the right to terminate this Agreement or to commence an action or lawsuit against Company for breach of this Agreement, injunctive relief, violation of any state, federal or local law, violation of common law (including allegations of fraud and misrepresentation), rescission, damages, or termination, unless and until: (1) written notice by personal service or prepaid registered or certified United States mail setting forth the alleged breach or violation in detail has been delivered to Company by you; and (2) Company fails to correct the alleged breach or violation within 60 days after receipt of the written notice by personal service or prepaid registered or certified United States mail.

Section 11
ASSIGNMENT OR TRANSFER OF RIGHTS

Company has entered into this Agreement with you based upon good faith reliance in your ability, reputation, and financial stability. Therefore, this Agreement is personal to you and may not be assigned, transferred or sold by you without first having received the written consent of Company. Any attempt at an assignment, transfer or sale hereof shall be absolutely null and void and shall give Company the right to cancel this Agreement in addition to any remedies which Company may have for breach of this Agreement by such attempt at assignment, transfer or sale. For the purposes of this Agreement, an assignment shall include any attempt by you to transfer, sell, lease or otherwise convey, in one or more transfers more than 20% of your rights under this Agreement. Regardless of the percentage requirement to be deemed an assignment in this Agreement, you agree to notify Company immediately upon transfer or pledge for security purposes of any of your interest in this Agreement and to provide to Company a brief resume of the transferee or pledgee and, on or before the 1st day of January of each year, to provide notification of any assignment or pledge made within the prior calendar year.

It is agreed that in the event you receive a bona fide offer to purchase your rights under this Agreement, you shall notify Company of such offer in writing. The notice shall contain the name and address of the prospective purchaser and all of the terms and provisions of the prospective sale, including, but not limited to, the purchase price, payment schedule, rate of interest on any unpaid balance of the purchase price, and a copy of all written documentation utilized in making the offer. Company shall have a period of 30 days after actual delivery to Company of the requisite notice and a copy of all written documentation utilized in the offer within which to elect to purchase your rights upon the same terms and provisions as contained in the above mentioned notice. If Company does not exercise this option, it may consent to the sale of your interest. You understand and acknowledge the vital importance of your performance to the market position and overall image of Company. You also recognize that there are many subjective factors that comprise the process by which Company selects a suitable franchisee. The consent of Company to a transfer by you shall remain a subjective determination utilizing Company's Reasonable Business Judgment.

Where "you" under this Agreement represents a corporation, a transfer of stock of such corporation shall not be made without the prior written consent of Company, unless you were, at the time of the issuance of the Franchise, a corporation registered in accordance with the Securities Exchange Act of 1934. You may not make a public offering of your stock and become a public corporation under the Securities Exchange Act of 1934, subsequent to the date of this Agreement, without the prior written consent of Company.

Death or disability of Master Licensee:

In the event of your death, your interest in this Agreement shall pass to your personal representative, estate, and/or heirs, and your estate shall remain subject to the provisions of this Agreement. You hereby grant to Company the right to take such steps as are necessary to manage the Master License business for your account in the event of your death or in the event that an independent third party (such as a medical doctor) reasonably determines that you are incapacitated or incapable of running the business, and to receive a reasonable fee for such services.

Your estate must divest itself of the ownership and operation of the Master License business and any Restaurants owned by you within 6 months of your demise, by gift, sale, devise, bequest, transfer or assignment thereof to a member of your immediate family without the same constituting any break or interruption of the term of the existing rights under this and any Franchise Agreement.

In the event that no member of your immediate family shall desire to personally operate the business and/or any of the Restaurants owned by you, then it shall be incumbent upon the estate to offer the Master License and all Restaurants owned by you for sale in accordance with the provisions of sale contained throughout this Agreement.

In the event your estate elects to offer the Master License and the Restaurant(s) for sale, Company shall extend the time for such divesting by your estate for an additional period of 90 days.

This Agreement and all rights and duties hereunder may be freely assigned or transferred by Company, in whole or in part, without your consent, in its sole discretion to any person or legal entity that agrees to assume Company's obligations hereunder, including a competitor of Company, and shall be binding upon and inure to the benefit of Company's successors and assigns including, without limitation, any entity which acquires all or a portion of the capital stock or assets of Company or any entity resulting from or participating in a merger, consolidation or reorganization in which Company is involved, and to which Company's rights and duties hereunder (in whole or in part), are assigned or transferred.

Any offer to purchase of all of the stock or all of the assets ("Offer To Purchase") in Company shall be subject to Company's first offering the Offer to Purchase (with all its terms and conditions) to Master Licensee, on the same terms and conditions then being offered to Company by any third party, for Master Licensee's acceptance or refusal. Master Licensee shall have thirty (30) days in which to notify Company of Master Licensee's intent to exercise the right of first refusal, and if Master Licensee fails or neglects to give that written notice to Company within that time, Master Licensee's right of first refusal shall be forfeited. Same terms and conditions includes, but is not limited to: payment terms, conditional agreements, contingent agreements, and ancillary employment or/consulting agreements, This right of first refusal shall not apply if the Company is being sold for the purpose of being taken public.

Section 12
ASSUMPTION OF OPERATIONS BY COMPANY

Company specifically reserves the right, in the event of termination or non-renewal by you or any attempt by you to assign, transfer or sell your rights under this Agreement, which occurs in violation of the provisions of this Agreement allowing for assignment, transfer, or sale, to pay you the then fair market value of the existing inventory, and/or supplies, and/or equipment, and/or furnishings, and/or require assignment of any lease to Company, and to assume your operations. An independent public accountant chosen by Company and approved by you shall make the fair market valuation. However, no approval is needed from you if you unreasonably withhold approval of the accountant. You agree upon entering into any lease to specifically make the lease assignable to Company, at Company's option as part of Company's right of assumption granted in this Agreement.

Any default under any of your financing agreements shall be deemed a default under this Agreement. In conjunction with any financing agreement, you hereby specifically assign to Company the right, in the event of termination of this Agreement, to immediately assume your obligations under the financing agreement as well as your franchise rights under this Agreement, and to allow Company to immediately and without resorting to legal process, step into your shoes under this Agreement.

The exercise of the rights given to Company under this Section shall not, without specific agreement, relieve you of any continuing obligations under this Agreement.

Section 13
COVENANT NOT TO COMPETE

I: Non-Competition during Term.

While this Agreement is in effect, you and your officers, partners, directors, agents or employees, including without limitation, the beneficial owners of a 5% or greater interest in your company, shall not, directly or indirectly, engage in or participate, as an owner, officer, partner, director, agent, franchise sales agent, employee or otherwise in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Dick's Wings & Grill, including, without limitation, any restaurant selling chicken wing products or other proprietary products similar to those sold in a Dick's Wings & Grill restaurant without having first obtained Company's written consent; or the sale of any restaurant franchise or area development for another restaurant concept.

II: Post-Termination Covenant Not To Compete.

You have acquired from Company confidential information regarding Company's trade secrets and System which, in the event of a termination of this Agreement, could be used by you to injure Company. As a result, you and your officers, partners, directors, agents or employees, including without limitation, the beneficial owners of 5% or more of the ownership interest in a Master License which is a company, shall not for a period of five years from the date of termination, transfer, or expiration of this Agreement, or for a period of five years after termination or cessation of such person's relationship with you in such capacity, whichever first occurs, without first having obtained Company's consent, engage in, or participate as, an owner, officer, partner, director, franchise sales agent, agent or employee in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Dick's Wings & Grill Restaurant, including without limitation, any restaurant selling chicken wing products or other proprietary products similar to those sold in a Dick's Wings & Grill restaurant, and which is operating or soliciting others to operate anywhere within your Master License Area or within 5 miles of any Dick's Wings & Grill Restaurant, unless such right is granted pursuant to a separate agreement with Company.

III: Non-Interference.

You agree that during the term of this Agreement and for a period of two years thereafter, you shall in no way solicit or attempt to solicit the employees of or the business or customers of, or interfere with the business relationship established with employees or customers of, Company or other Dick's Wings & Grill Restaurants.

IV: Section 13, Generally.

You shall require that any officer, partner, director, employee, or agent of you, execute a Nondisclosure and Non-competition Agreement containing the provisions as set forth herein, and further, you shall notify Company of the identity of each and every above-described person and provide Company with an originally executed copy of each such Nondisclosure and Non-competition Agreement.

It is understood and agreed that the purpose of these covenants is not to deprive you of a means of livelihood and will not do so, but is rather to protect the goodwill and interest of Company and the Company System. You further expressly agree that the existence of any claim you may have against Company whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Company of the covenants in this Paragraph.

If any covenants in this Agreement which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all of the covenant, you and we agree that the covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

You agree that this provision shall survive the cancellation, expiration or termination of this agreement.

Section 14
PROTECTION OF TRADE SECRETS

You acknowledge that the trade secrets, information, ideas, research, methods, recipes, manuals, procedures, systems, improvements, and trademarked, copyrighted and other materials, including the Manual, owned or developed by or licensed to Company, whether or not published, confidential, or suitable for registration or copyright, and the goodwill associated with them, are and shall remain the sole and exclusive property of Company. They are loaned or revealed to you in trust and confidence. Any and all information, knowledge, and know-how not generally known in the restaurant business about the Company system and Company's products, services, standards, specifications, systems, procedures and techniques, and such other information or material as Company may designate as confidential, shall be deemed confidential for purposes of this Agreement. It is understood and agreed that the Company system and the Manual constitute a technologically advanced program of accounting, management systems, techniques, food preparation, employee relations, and business operations and systems that would, if used by others, give them a substantial competitive advantage which is presently enjoyed by Company and its Franchisees. You acknowledge that this information, which includes but is not necessarily limited to that contained in the Manual, is not generally known in the industry and is beyond your own present skills and experience, and that to develop it yourself would be expensive, time-consuming and difficult. You acknowledge that Company's information provides a competitive advantage and will be valuable to you in the development of your business, and that gaining access to it is therefore a primary reason why you are entering into this Agreement. Accordingly, you agree that Company's information as described above, which may or may not be "trade secrets" under prevailing judicial interpretations, is private and valuable, and constitutes trade secrets belonging to Company. You agree to keep the aforesaid information confidential and to use it only for the purposes and in the manner authorized in writing by Company. You agree that during and after the termination of this Agreement for any reason, you shall not at any time copy or disclose to any other person or use for any purpose other than the operation of the Franchise

Restaurant, any secret, confidential, or other information received from Company, including but not limited to, methods and techniques of food preparation, operation, and merchandising, recipes, specifications, and the Manual.

In addition to you, these restrictions shall also apply to your spouse, all officers, directors, shareholders, partners and any of their spouses, and to any of your managerial or supervisory employees, and all such persons referenced in this Agreement must each sign a Confidentiality Agreement and Covenant Not To Compete that adequately protects the interests of Company, and, submit copies of it immediately to Company. You agree to enforce the terms of this provision as to any of the above. Further, you hereby grant Company the right, but not the obligation, to enforce this covenant in your name or Company's name against any such person named above violating it.

In the event that you participate in any way in the ownership or operation of any other food business operation utilizing any of the Formats for which you have contracted under this Agreement either during the term of this Agreement or within 5 years thereafter, the burden of proving that you have not used or revealed Company's confidential information shall be upon you.

You agree that the provisions of this Section are and have been a primary inducement to Company to enter into this Agreement, and that in the event of breach thereof Company would be irreparably injured and would be without adequate remedy at law. Therefore, in the event of a breach or a threatened or attempted breach of any of such provisions, Company shall be entitled, in addition to any other remedies which it may have hereunder or at law or in equity (including the right to terminate this Agreement), to a preliminary and/or permanent injunction and a decree for specific performance of the terms hereof without the necessity of showing actual or threatened damage, and without being required to furnish a bond or other security.

You agree that this provision shall survive the cancellation, expiration or termination of this agreement.

Section 15
LEASE OF PREMISES FROM THIRD PARTIES

In the event you lease the ground, space and/or building in which you operate your business ("premises") from a third party ("Lease"), the Lease must be pre-approved by Company.

Section 16
EFFECT OF PARTIAL INVALIDITY

The invalidity of any portion of this Agreement or of any additional agreements shall not be deemed to affect the validity of any other provisions of this Agreement. In the event that any provisions of this Agreement are invalid, the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to expungement of the invalid provision or provisions.

Section 17
RESTRICTION ON EFFECT OF WAIVER

No delay or omission to exercise the right, power, or remedy accruing to Company for any breach or default of this Agreement shall impair any such right, power, or remedy of

Company, and it shall not be construed to be a waiver of any single breach or default, or in acquiescence of any single breach or default or be deemed a waiver of any other breach or default occurring either before or after. Any waiver, permit, consent, or approval of any kind or character on the part of Company of any breach or default under this Agreement, or any waiver on the part of Company of the provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically allowed by such writing. All remedies, either under this Agreement or by law, or otherwise, afforded to Company, shall be cumulative and not alternative. Any notice to be given hereunder shall be given by mailing such notice to Company, by certified mail, at then-current Business Address and/or any other address specified by Company. Notice to you shall be at your business address set forth in this Agreement.

Section 18
GOVERNING LAW

Each party waives any right to a jury trial, with respect to any dispute arising out of or relating to this Agreement to the fullest extent permitted by applicable law.

The laws of the State of Florida shall govern this Agreement and the construction. Any litigation concerning this Agreement, its terms, provisions and/or any matters between the parties relating to this Agreement shall take place exclusively in a court of competent jurisdiction in the county where the Company is located and all parties to this Agreement consent to the jurisdiction of that District Court system.

Section 19
UNAVOIDABLE CONTINGENCIES

You shall not be responsible for any contingencies that are unavoidable or beyond your control wherever arising, including but without being limited to strike, flood, earthquake, war, fire, rebellion, or governmental limitation.

Section 20
USE OF TRADEMARK

You may utilize the Marks only in connection with the performance of your obligations hereunder. Whenever such trademark is used, appropriate reference shall be made thereon to the registration thereof with the United States Patent and Trademark Office. You will not include the words, or any Marks or indicia which are or may be confusingly similar to "Dick's Wings", "Dick's Wings & Grill" or any part or derivative of this Name, in the name of any business entity, including corporations, limited or general partnerships, limited liability companies, joint ventures, unincorporated association, trusts, or similar entity. Nothing in this Agreement provided shall prevent you from complying with the law in the filing of assumed business Marks in connection with any performance under this Agreement to be performed by you.

You agree to observe such requirements with respect to trademark and service mark registrations and copyright notices as Company may, from time to time, require, including, without limitation, affixing "TM", or ®, adjacent to all such Marks in any and all uses thereof; and, to utilize such other appropriate notice of ownership, registration and copyright as Company may require.

You understand and agree that any use of the Marks other than as expressly authorized by this Agreement, without Company's prior written consent, may constitute an infringement of

Company's rights therein and that the right to use the Marks granted herein does not extend beyond the termination or expiration of this Agreement. You expressly covenant that, during the term of this Agreement and thereafter, you shall not, directly or indirectly, commit any act of infringement or contest or aid others in contesting the validity of Company's right to use the Marks or take any other action in derogation thereof.

Company reserves the right, in its sole discretion, to designate one or more new, modified or replacement Marks for use by you and to require the use by you of any such new, modified or replacement Marks in addition to or in lieu of any previously designated Marks. Any expenses or costs associated with the use by you of any such new, modified or replacement Marks shall be your sole responsibility.

Section 21
BINDING IMPACT OF AGREEMENT

All of the covenants, agreements, conditions, and terms contained in this Agreement shall be binding upon, apply and inure to the benefit of the successors and assignees of the respective parties hereto, however, nothing in this paragraph shall be construed as a consent by Company to the assignment of this Agreement by you. This Agreement may not be amended or modified except upon written agreement signed by all parties.

Section 22
ILLEGALITY

In the event any of the terms, covenants and provisions in this Agreement contained violate or contravene the laws of any Nation, State or Territory having jurisdiction over any of the parties hereto, such provisions shall be deemed not a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

Section 23
JOINT AND SEVERAL LIABILITY

In the event that "you" shall consist of two or more individuals or entities, such individuals or entities shall be jointly and severally liable under the provisions of this Agreement.

Section 24
LITIGATION LIABILITY AND EXPENSE

You agree that the sole entity against which you may seek damages or any remedy under law or equity for any claim arising out of or relating to this Agreement is Company or its successor or assignees. You agree that the shareholders, directors, officers, employees and agents of Company shall not be liable or named as a party in any legal action commenced by you. You acknowledge that Company has relied upon this representation in executing this Agreement.

Company shall be entitled, without the posting of any bond or security, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement relating to: (1) your improper or unauthorized use of the Marks and the Franchised Business; (2) your continuing obligations upon termination or expiration of this Agreement; (3) the unauthorized assignment of this Agreement, the Franchise Business, or any ownership interests in your entity; and (4) any act or omission by you or your employees that, (A) constitutes a violation of any applicable law, or ordinance affecting your business or any other

Company businesses, (B) constitutes a danger to the employees, public or customers of the your business, or (C) may impair the goodwill associated with the Marks and the Company System. You will indemnify Company for all costs that it incurs in any such Court proceedings including, without limitation, reasonable attorneys' fees, expert witness fees, costs of investigation, court costs, travel and living expenses, and all other costs incurred by Company.

In any action brought to enforce the terms of this Agreement, both parties hereby waive their right to claim punitive, consequential and special damages as against the other party.

You agree that this provision shall survive the cancellation, expiration or termination of this agreement.

In the event you have any claim against Company, you acknowledge that so long as you are continuing to use any of the Marks or trade secrets in the operation of your Restaurant, you shall have no right to withhold payment to Company of any royalty fees or advertising fees due hereunder, even during the pendency of legal action. Withholding of royalty fees or advertising fees for any reason shall entitle Company to a separate cause of action under this provision, and to recovery of all fees withheld, doubled, and all costs and attorney fees incurred by Company in seeking the resumption of payment of such fees.

Section 24
ENTIRE AGREEMENT

This Agreement is the full and final agreement between the parties. All previous contracts between the parties are null and void. This Agreement constitutes the entire agreement of the parties, to which all prior contracts, negotiations, commitments, representations and undertakings with respect to the subject matter thereof are merged, and there are no oral or other written contracts, understandings or agreements between the parties. Time is of the essence in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this__day of Oct 23, 2008.

American Restaurant Concepts, Inc.

[signature] Pres.

Michael Rosenberger, President

Date: 10/23/2008

DWG PARTNERS

[signature]

Joseph Cala, Authorized Agent

Date: 10/23/08